Execution

Merger Agreement

This Merger Sale Agreement (this “Agreement”), is made as of  May 1, 2013 (the “Effective Date”), by and between TQP Development, LLC, a Texas limited liability company, with an address at 719 W. Front Street, Suite 244, Tyler, TX 75702 (the “Company”), Granicus IP, LLC, a Texas limited liability company with an address of 719 W. Front Street, Suite 244, Tyler, TX 75702 (“Granicus”) and The Spangenberg Family Foundation for the Benefit of Children’s Healthcare and Education, a 501(c)(3) charitable organization organized under the laws of Texas (“SFF”; SFF and Granicus are collectively referred to as the “Sellers” and individually as a “Seller”); Marathon Patent Group, Inc., a Nevada corporation, with an address at 2331 Mill Road, Suite 100, Alexandria, VA 22314  (“Marathon”); and TQP Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Marathon, with an address at 2331 Mill Road, Suite 100, Alexandria, VA 22314 (the “Purchaser”). All the parties to this Agreement shall be referred to collectively herein as the “Parties” and separately as a “Party”.

W i t n e s s e t h:

WHEREAS, Company owns and operates a business engaged in the licensing and protection of certain intellectual property consisting of the Patent Rights and the Patents described on Schedule 1.6 annexed hereto (the “Business”); and

WHEREAS, Sellers own 100% of the limited liability membership interests of the Company (the “Interests”) and Purchaser is a wholly-owned subsidiary of Marathon; and

WHEREAS, Marathon and the Purchaser wish to acquire by way of the Merger (as defined below) Sellers’ entire interest in the Company, following which (i) the Company will be the successor of Purchaser and (ii) Marathon will become the sole interest holder of the Company, all according to the provisions set forth herein below;

WHEREAS, upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act, at Closing (as defined herein), the Purchaser shall be merged with and into the Company and the separate existence of the Purchaser shall thereupon cease (the “Merger”) and the Company, as the corporation surviving the Merger shall, by virtue of the Merger, continue its corporate existence under the laws of the State of Texas, with Marathon owing 100% of the Interests of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto hereby agree as follows:

1.	Definitions

1.1.                “Affiliate” means, with respect to a Party, any Person in any country that directly or indirectly Controls, is Controlled by or is under common Control with such Party. For the purposes of this Agreement, the term “Control” of a Person means ownership, of record or beneficially, directly or through other Persons, of fifty percent (50%) or more of the voting equity of such Person or, in the case of a non-corporate Person, equivalent interests.

1.2.                 “Collateral Agreements” means all such concurrent or subsequent agreements, documents and instruments, as amended, supplemented, or otherwise modified in accordance with the terms hereof or thereof, including without limitation, the Registration Rights Agreement, the Common Interest Agreement, and the License Agreement.

1.3.                 “Entity” means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Body (as defined below) or any other legal entity.

1.4.                 “Governmental Body” means any (i) U.S. Federal, state, county, municipal, city, town village, district, or other jurisdiction or government of any nature; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or (iii) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.5.                “Intellectual Property” means all domestic or foreign rights in, to and concerning the Company’s:   (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (ii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iii) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (iv) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (v) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vi) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (vii) internet domain names; and (viii) all the goodwill associated with each of the foregoing and symbolized thereby; and (ix) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

1.6.                “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or debt of any kind, any trust, any filing or agreement to grant, deposit or file a pledge or financing statement as debtor under applicable law, any subordination arrangement in favor of any Person, or any other Third Party right.

1.7.                “Patents” means the patents and patent applications listed on Schedule 1.7 hereto, all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, supplementary protection certificates and term restoration, provisional applications  and divisions of such patents, and any patents or patent applications which correspond to or claim priority to any of the foregoing, and all foreign counterparts of the foregoing, owned by the Company, whether or not listed on Schedule 1.7.

1.8.                “Patent Rights” means all right, title and interest in the Patents and all rights to  (a) engage in any causes of action (whether currently pending, filed, or otherwise), Proceedings and other enforcement rights under the Patents including, without limitation, all rights to sue, to countersue and to pursue damages, injunctive relief, and any other remedies of any kind for past, current and future infringement; and (b) all rights to agreements or understandings with respect to settlements, licenses, royalties and the like and the right to enforce, recover and collect settlement arrangements, license payments (including lump sum payments), royalties and other payments due now or hereafter due or payable with respect thereto and to the matters described in Section 1.8(a), under or on account of any of the Patents and any Proceeding with respect to any of the foregoing; and (c) any and all privileges, including the benefit of all attorney-client privilege and attorney work product privilege, in respect of the items described in the foregoing clauses (a) and (b).

1.9.                “Person” means any individual or Entity.

1.10.                “Proceeding” means any claim, suit, litigation, arbitration, mediation, hearing, audit, charge, inquiry, investigation, governmental investigation, regulatory proceeding or other proceeding or action of any nature (whether civil, criminal, legislative, administrative, regulatory, prosecutorial, investigative, or informal) commenced, brought, conducted, or known to be threatened, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator or similar person or body.

1.11.                “Third Party” means any Person other than a Party or its Affiliates.

2.	Sale and Purchase of Interests

Subject to the terms and conditions hereof, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Marathon and the Purchaser the Interests and Marathon and the Purchaser shall purchase and accept the assignment, transfer conveyance and delivery of the Interests from the Sellers, free and clear from any and all Liens, and Company shall at the Closing own only the Patent Rights, subject to the Company Agreements and the Pre-Existing Licenses (as such terms are defined below). Sellers shall take or cause to be taken all actions reasonably necessary to receive all required consents from third parties to the purchase of the Interests, if any, including, without limitation, under the Patent Rights.  Until such consents shall have been obtained Marathon and Purchaser shall not be obligated to assume, and the Sellers shall not be obligated to assign the Interests if failure to obtain such consents at Closing will have a material adverse effect on the Patent Rights or the intent or purposes of this Agreement.

3.	Closing of Sale and Purchase of Interests; Covenants of Purchaser

3.1.           Execution and Closing. On the Effective Date, the Parties shall execute and deliver this Agreement. The sale, assignment, transfer and delivery of the Interests by the Sellers and the purchase thereof by Marathon and the Purchaser, shall take place at a closing, to occur one (1) business day following the completion of the Financing Condition Precedent (as defined below), to be held remotely via the exchange of documents and signatures immediately following the execution of this Agreement (the “Closing” and the “Closing Date,” respectively).

3.2.           Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.2.1.            The Sellers shall each deliver any deed evidencing their ownership of the Interests to the Purchaser for cancellation. Upon Closing, the Company shall issue to Marathon a validly executed certificate evidencing the Interests owned by Marathon as the parent to the Company.  At Closing, the Company shall appoint Doug Croxall as sole manager of Company (“Manager”) and all management of the Company with any authority over the Business shall be terminated and thereafter Manager shall have sole and exclusive authority over the Business and the Patent Rights. Immediately following Closing, the Company shall file with the Texas Secretary of State a merger certificate in the form attached hereto as Schedule 3.2.1 and any other documents as may be required under applicable law in connection with the Merger.

3.2.2.            Each of Purchaser and Marathon shall deliver to the Sellers copies of resolutions of its respective Board of Directors, approving, inter alia, the transactions contemplated hereunder and the issuance of the Shares (as defined below) by Marathon to Seller.

3.2.3.             Purchaser shall deliver to the Sellers copies of resolutions of its shareholders, approving, subject to the Closing, inter alia, the transactions contemplated hereunder, including for the avoidance of doubt, the Merger.

3.2.4.            Marathon shall deliver to the Sellers irrevocable instructions to its transfer agent, instructing the transfer agent to issue validly executed share certificates for the Shares (as defined below) in the name of the Sellers in such amounts as shall be directed by Sellers within 24 hours prior to the Closing.

3.2.5.            Each Party shall deliver to the other Parties evidence that each Required Approval (as defined below) has been obtained.

3.2.6.            Sellers, the Company, Marathon and Purchaser shall have entered into the Common Interest Agreement, in the form attached hereto as Schedule 3.2.6.

3.2.7.            Sellers and Marathon shall have entered into the Registration Rights Agreement with respect to the Shares, in the form attached hereto as Schedule 3.2.7.

3.2.8.            The Company and the Sellers shall have entered into the License Agreement (as defined below).

3.3.           Conditions to Closing. The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

3.3.1.            Marathon shall have consummated a public or private offering of its securities (the “Offering”), wherein Marathon shall have received gross proceeds of at least eight million US dollars ($8,000,000) (the “Financing Condition Precedent”).

3.3.2.            No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated herein, nor shall any proceeding brought by any Governmental Body seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated herein illegal.

3.3.3.            The representations and warranties of the Sellers, the Company, the Purchaser and Marathon contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects and (ii) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date. Notwithstanding the foregoing, to the extent that there is any material change to the representations and/or warranties of any of the Parties between the Effective Date and the date set for the Closing, such Party shall bring down its representations and warranties as of immediately prior to the date set for Closing (as applicable, the “Bring Down Schedule”) and without derogating from the foregoing, Marathon shall in any event, update its cap table, attached as Schedule 7.3.  It is hereby acknowledged and agreed between the Parties that (i) the Sellers can terminate this Agreement and not proceed with Closing, to the extent that the information contained in any of Purchaser or Marathon’s Bring Down Schedules is materially different than the representations and warranties of the Purchaser or Marathon as of the Effective Date or the information in Marathon’s “bring down” cap table is materially different than as of the Effective Date; and (ii) the Purchaser and Marathon can jointly terminate this Agreement and not proceed with Closing, to the extent that the information contained in any of the Sellers’ or the Company’s Bring Down Schedules is materially different than the representations and warranties of the Sellers or the Company as of the Effective Date.

3.3.4.            Each Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Collateral Agreements ancillary hereto (collectively, the “Transaction Documents”) to be performed or complied with by it on or prior to the Closing Date.

3.3.5.            Each Party shall have received evidence, in form and substance reasonably satisfactory to it, that any and all approvals of Governmental Bodies and other Third Parties described in this Agreement or otherwise not described but required to have been obtained by a Party to consummate the transactions under the Transaction Documents have been obtained (each a “Required Approval”).

3.3.6.            Prior to the Closing Date, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in a material adverse effect on the Company, Marathon or the Purchaser.

3.3.7.            The Financing Condition Precedent shall have occurred prior to the lapse of forty five (45) calendar days following the Effective Date. In the event the Financing Condition Precedent shall not have occurred prior to the lapse of such forty five (45) calendar day period, absent an extension agreed to by the Parties in writing, this Agreement shall terminate and be of no further force or effect.

3.4.           Covenant of Purchaser and Marathon.  Promptly following the Closing, each of Purchaser and/or Marathon, as applicable shall file with the relevant Governmental Bodies all legally required reports in respect of the transactions contemplated under the Transaction Documents, including, but not limited to, the Certificate of Merger and the SEC Form 8-K.  Prior to any future press releases issued by or on behalf of Purchaser and/or Marathon which mention any of Granicus, SFF or the transactions contemplated under the Transaction Documents, Sellers shall be given reasonable opportunity to review and comment on such proposed press release.

3.5.           Ordinary Course of Business of the Company.  The Purchaser and Marathon agree that during the period from the Effective Date through the earlier of (i) Closing Date and (ii) termination of this Agreement (the “Interim Period”), the Company shall operate its business in the ordinary course consistent with past practices, and shall be permitted to freely: (A) grant non-exclusive licenses to any Person with respect to the Patent Rights and enter into any agreement or undertake any new obligation with respect to any of the same with any Person; (B) notify a third party of actual or potential infringement of any of the Patents Rights, initiate any enforcement action with respect to any of the Patent Rights, and settle any ongoing or threatened enforcement actions; (C) during the Interim Period, collect any compensation owed to the Company and retain any compensation received by the Company or any of its Affiliates in consideration for the licensing and/or enforcement by the Company or any of its Affiliates of the Patent Rights (the “Interim Recoveries”).

4.	Consideration

In consideration for the sale, assignment, transfer and delivery of the Interests, the Purchaser shall pay to the Sellers (as directed by Seller) at Closing the consideration as follows:

4.1.           Cash Payment. Six Million U.S. Dollars ($6,000,000) payable at Closing (the “Cash Payment”); and

4.2.           Shares Payment. At the election of the Sellers, Seven million (7,000,000) shares of (i) Common Stock, par value of $0.0001 each or (ii) the stock of the type issued in the Offering (as applicable, the “Shares”) of Marathon, validly executed certificates of such issuances to be delivered to the Sellers (as directed by Sellers) within forty eight (48) hours of the Closing Date.

4.3.           Possible Future Cash Payment. Following the Closing, within thirty (30) calendar days after each calendar quarter (commencing with the first full calendar quarter following the calendar quarter in which Recoveries (as defined below) reach twenty million US dollars($20,000,00)) until the later of (i) the expiration of the last-to-expire of the Patents; (ii) the expiration of the right to assert any claim of any Patent; or (iii) Recoveries are no longer obtainable or owing to the Company or any of its Affiliates; Marathon and/or Company will pay to Sellers or their assigns (in the following ratio (95.5% to Granicus and 0.5% to SFF)) a portion of the Recoveries, calculated as follows:

R x seven and one half percent (7.5%), where R = Recoveries

For the purposes hereof,

“Cash” shall mean cash and Cash Equivalents.

“Cash Equivalents” shall mean debt, equity securities and/or any real or personal property, received by the Company and/or its Affiliates, that is reducible to cash (net of taxes required to be paid by the Company and/or its Affiliates on Sellers’ allocable portion in order to take possession of the same) but only at such time as such debt securities, equity securities, real or personal property have been converted to cash.  The Company and/or its Affiliates shall convert Cash Equivalents to cash as soon as commercially practical and legally permissible.

“Recoveries” shall mean the gross Cash compensation received by the Company or any of its Affiliates in consideration for the licensing and/or enforcement by the Company or any of its Affiliates of the Patents, in the form of Cash licensing fees and Cash litigation and settlement fees actually collected and retained by the Company or any of its Affiliates from the Closing Date.

Following Closing, the Company, Purchaser and Marathon acknowledge that the Company intends to license and enforce the Patents separate and apart from any other patents and other intellectual property owned by the Company or its Affiliates.  However, if the Company or any of its Affiliates enters into a licensing agreement or a settlement with any Third Party that includes a grant of rights under any of the Patents (directly or indirectly, including by way of example, the grant of a covenant not to sue by Marathon or an Affiliate of Marathon) and a grant of rights under patents other than the Patents, the Parties hereto shall agree in advance of the execution of such license and/or settlement on the amount of Recoveries thereunder that will be attributable to the Patents, and any Cash derived from such license and/or settlement will be apportioned accordingly.

Sellers acknowledge that (i) the obligations of the Marathon and the Company under this Section 4.3 are contractual only and do not create any fiduciary or other relationship between them; (ii) any Recoveries may be subject to and may be dependent on the provision of licenses, releases and covenants not to sue with respect to the Patents, and enforcement action, all as solely determined by Marathon and/or the Company; and (iii) neither Marathon nor the Company has represented that it will be successful in its efforts to monetize the Patents and, accordingly, makes no representation as to the value, if any, of the possible Recoveries under this Section 4.3.

4.4.           Audit.  Following the Closing, the Sellers shall have the right to audit, at their expense, the books and records of the Company relating to the Patents in sufficient detail to permit Sellers’ outside counsel (the “Auditor”) to confirm the accuracy of payments made or payable under this Agreement.  Such Auditor shall be bound by standard confidentiality obligations consistent with this Agreement and subject to the terms of any applicable protective order (if any), provided, however, that Auditor shall be permitted to communicate to Sellers any underpayments.  Any such audit shall take place upon reasonable prior written notice to the Company, during the Company’s regular business hours.  Any audit may address multiple payment periods; but in no event shall an audit be held more than once per calendar year or address a previously audited period. Each party shall pay the costs it incurs in the course of an audit,  however if such audit reveals a deviation of 10% or more of the payment actually made, the Company will reimburse the Sellers for Sellers’ reasonable expenses in connection with such audit.

4.5.           Release. Marathon and Purchaser, each for itself, its respective Affiliates, employees, officers, directors, representatives, predecessors in interest, successors and assigns (collectively, the “Releasing Parties”) knowingly, voluntarily, and irrevocably releases, forever discharges and covenants not to sue the Sellers, and their respective Affiliates, employees, officers, directors, representatives, predecessors in interest, successors and assigns (collectively, the “Released Parties”) from and against any and all rights, claims, losses, lawsuits or causes of action (at law or in equity), liabilities, duties, actions, demands, expenses, breaches of duty, damages, obligations, proceedings, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, promises, judgments, and executions of whatever nature, type, kind, description or character (each a “Claim”), whether known or unknown, suspected or unsuspected, vested or contingent, past or present, that a Releasing Party ever had, now has or hereafter can, shall or may have against or with respect to the Released Parties or any of them for, upon or by reason of any matter, cause or thing related to or arising from that certain  Asset Purchase Agreement, as amended, pursuant to which the Company bought the Patents (the “Original Asset Purchase Agreement”), the Patents, or any agreement to which the Company is a party or by which it is bound prior to the Closing Date, which are listed on Schedule 4.5 (the “Company Agreements”), except in the case that such Claim arises out of an act of fraud, intentional misconduct or gross negligence on the part of one or more of the Released Parties, as finally determined by a court of competent jurisdiction. For the avoidance of doubt, the Company shall continue to be bound by the Company Agreements and neither the Sellers nor any of the Released Parties has or shall have any further obligation or liability under the Original Asset Purchase Agreement or any Company Agreement. The Releasing Parties hereby waive the benefits of any provisions of the law of any state or territory of the United States, or principle of common law, which provides that a general release does not extend to claims which the Releasing Parties do not know or suspect to exist in its favor at the time of executing the release, which if known to it, may have materially affected the release.  It is the intention, understanding and agreement of the Releasing Parties to forever discharge and release all known and unknown, present and future claims within the scope of the releases set forth in this Agreement, provided, however, this Release shall not affect or limit any Claims arising under this Agreement, for enforcement, gross negligence or willful misconduct, fraud, misrepresentation, or similar matters.

4.6.           License-Back.  Subject to the Closing, the Company shall grant to the Sellers and Sellers’ Affiliates a non-exclusive license-back to the Patents, pursuant to the terms of the License Agreement, in the form attached hereto as Schedule 4.6 (the “License Agreement”).

5.	Representations and Warranties of the Sellers

The Sellers, jointly and severally, hereby represent and warrant to the Purchaser and Marathon, and acknowledge that the Purchaser and Marathon are entering into this Agreement in reliance thereon, as follows:

5.1.           The Sellers are the sole lawful owners, beneficially and of record, of the Interests and the Interests constitute all of the membership interests in the Company, and upon the consummation of the transactions at the Closing, good and marketable title to the Interests sold by the Sellers, free and clear of all Liens will be acquired by Marathon by way of Purchaser’s merger into the Company. There are no preemptive, anti-dilution or other participatory rights of any other parties with respect to the transactions contemplated hereunder.

5.2.           The Sellers have full and unrestricted legal right, power and authority to enter into and perform their obligations under the Transaction Documents and to sell and transfer the Interests to Marathon, by way of Purchaser’s merger into the Company as provided herein. The Transaction Documents, when executed and delivered by the Sellers, shall constitute the valid and legally binding obligation of the Sellers, legally enforceable against the Sellers in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.           The Sellers are acquiring the Shares for investment purposes only, for their own account, and not for the benefit of others, nor with any view to, or in connection with any distribution or public offering thereof within the meaning of the U.S. Securities Act of 1933 (the “Securities Act”).

5.4.           The Sellers understand that the Shares have not been registered under the Securities Act or any state securities law by reason of its issuance in a transaction which is exempt from the registration requirements of the Securities Act and such laws and the Shares must be held indefinitely unless subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration under the applicable provisions of the Securities Act and such laws.  The Seller acknowledges that the certificates evidencing the Shares will contain a legend to the foregoing effect.

5.5.           Each of the Sellers has sufficient knowledge and expertise in business and financial matters so as to enable it to analyze and evaluate the merits and risks of acquiring the Shares pursuant to the terms of this Agreement and is able to bear the economic risk of such acquisition, including a complete loss of its investment in the Shares.

5.6.           Each of the Sellers acknowledges that it has made detailed inquiries concerning Marathon and the Purchaser and its business, and that the officers of Marathon and the Purchaser have made available to the Sellers any and all written information which it has requested and have answered to the Sellers’ satisfaction all inquiries made by the Sellers.

5.7.           The transactions provided for in this Agreement with respect to the Shares are not part of any pre-existing plan or arrangement for, and there is no agreement or other understanding with respect to, the distribution by the Sellers of any of the Shares.

6.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser and Marathon, and acknowledges that the Purchaser and Marathon are entering into this Agreement in reliance thereon, as follows:

6.1.           The Company is duly formed, validly existing and in good standing under the laws of the State of Texas, and has full limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted. The Operating Agreement of the Company as in effect on the date hereof is attached hereto as Schedule 6.1 (the “Operating Agreement”).

6.2.           Except for litigation concerning the Patents, the Company is not involved in any litigation.

6.3.           The Company owns all right, title, and interest to the Patents, including all right, title, and interest to sue for infringement of the Patents and all attorney-client privilege, subject to the Preexisting Licenses (as defined below) and the Company Agreements.

6.4.           Based solely on a limited search of the Company’s records, conducted by counsel, the Company’s sole executive officer is not aware of any exclusive or non-exclusive licenses under or with respect to any of the Patents, except for those listed on Schedule 6.4 (as may be updated by the Company from time to time prior to Closing). All exclusive or non-exclusive licenses under or with respect to any of the Patents (the “Preexisting Licenses”), including those listed on Schedule 6.4, shall remain in full force and effect, shall remain binding on the Company and shall not be terminable by the Company or by Purchaser. By signing this Agreement, the Company, Purchaser and Marathon hereby confirm their understanding that they are bound by each of the Preexisting Licenses.

6.5.           Except as set forth on Schedule 6.5, to the Company’s knowledge, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant with respect to any of the Patents or in connection with the licensing or sale of any of the Patents.

6.6.           Other than as set forth on Schedule 6.6, to the Company’s knowledge, none of the Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, or that any such proceedings are pending or threatened.

6.7.           Other than as set forth on Schedule 6.7, no actions must be taken by the Company before any governmental entity (including the United States Patent and Trademark Office (the “USPTO”) or equivalent authority anywhere in the world) currently or within ninety (90) days after the Closing Date with respect to any of the Patents. Other than as set forth on Schedule 6.7, all maintenance fees, annuities, and the like due or payable on the Patents until the lapse of ninety (90) days following the Closing Date have been timely paid. For the avoidance of doubt, such timely payment includes payment of registration, maintenance, and renewal fees for which the fee payment window has opened even if the surcharge date is in the future.

6.8.           Other than as set forth on Schedule 6.8, to Company’s knowledge, the Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and there are no proceedings or actions before any governmental entity (including the USPTO or equivalent authority anywhere in the world) in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Patents. The Company does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable.

6.9.           To the Company’s knowledge, the Company is not a party nor bound by any contracts, agreements, promises or commitments except the Company Agreements (and the Preexisting Licenses), which shall remain in full force and effect, shall remain binding on the Company and shall not be terminable by the Company, Purchaser or Marathon, except in accordance with their terms. By signing this Agreement, the Company, Purchaser and Marathon, hereby confirms their understanding that they are bound by each of the Company Agreements and Preexisting Licenses

6.10.           Other than the Patents, the Company has no material assets.  None of the Company’s employees will continue with the Company after the Closing. The Company’s bank accounts and the contents thereof including, for the avoidance of doubt, any Interim Recoveries, will not be transferred to the Purchaser.

7.	Representations and Warranties of the Purchaser and Marathon

Marathon and Purchaser, jointly and severally, represent and warrant to the Sellers and acknowledges that the Sellers are entering into this Agreement in reliance thereon as follows:

7.1.           The Purchaser and Marathon are duly organized, validly existing and in good standing under the laws of Texas and Nevada, respectively, and each has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted. The corporate governance documents of Marathon (including but not limited to its Articles of Incorporation, Bylaws and any Voting Rights Agreements, Stockholders’ Agreements, Investors’ Rights Agreements and the like, if any) as in effect on the date hereof have been provided or made available to the Sellers (the “Marathon Governance Documents”).

7.2.           The Transaction Documents, when executed and delivered by the Purchaser and Marathon, shall constitute the valid and legally binding obligation of the Purchaser and Marathon, respectively, legally enforceable against each of the Purchaser and Marathon in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3.           The authorized capital stock of Marathon consists of 200,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, each having a par value of USD $0.0001, of which 52,775,477 shares are issued and outstanding (exclusive of shares issued hereunder). Marathon’s fully diluted capital structure before and after Closing is set forth in the capitalization table attached hereto as Schedule 7.3.    All capital stock, preemptive rights, rights of first refusal, rights of co-sale, convertible, exercisable or exchangeable securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Marathon or any of its subsidiaries or Affiliates any capital stock of Marathon and/or any of its subsidiaries are set forth in detail on Schedule 7.3.  Except for the transactions contemplated by this Agreement and the current Marathon Governance Documents, there are no Liens, options to purchase, proxies, preemptive rights, convertible, exercisable or exchangeable securities, outstanding warrants, options, voting trust and other voting agreements, calls, promises or commitments of any kind and, Marathon has no knowledge that any of the said stockholders owns any other stock, options or any other rights to subscribe for, purchase or acquire any capital stock of Marathon from Marathon or from each other.

7.4.           All issued and outstanding capital stock of Marathon has been duly authorized, and is validly issued and outstanding and fully-paid and non-assessable. The Shares, when issued and allotted in accordance with this Agreement: (a) will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, (b) will have the rights, preferences, privileges, and restrictions set forth in Marathon’s Articles of Incorporation and By-laws, and (c) will be issued free and clear of any Liens kind.

7.5.           To the knowledge of Marathon, each of Marathon and the Purchaser are currently in material compliance with all applicable laws, including securities laws.  Marathon has timely filed all forms and reports required to be filed with the Securities Exchange Commission (the “SEC”) including, without limitation, all exhibits required to be filed therewith, and has made available to the Sellers true, complete and correct copies of all of the same so filed (including any forms, reports and documents incorporated by reference therein or filed after the date hereof, the “Marathon SEC Reports”).  For purposes hereof, such Marathon SEC Reports shall be deemed delivered to Sellers via the SEC’s EDGAR database.  The Marathon SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and with the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, in each case applicable to such Marathon SEC Reports at the time they were filed; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

7.6.           Marathon has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and the Sellers may rely upon, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (ii) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC. Since the most recent filing of such certifications and statements, there have been no significant changes in Marathon’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures.

7.7.           The financial statements (including footnotes thereto) included in or incorporated by reference into the Marathon SEC Reports (the “Marathon Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as otherwise noted therein). The Marathon Financial Statements fairly present the financial condition of Marathon as of the dates thereof and results of operations, cash flows and stockholders’ equity for the periods referred to therein (subject, in the case of unaudited Marathon Financial Statements, to normal recurring year-end adjustments which were not and will not be material in amount). Without limiting the generality of the foregoing, (i) no independent public accountant of Marathon has resigned or been dismissed as independent public accountant of Marathon as a result of or in connection with any disagreement with Marathon on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Marathon has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Marathon with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Marathon, threatened against Marathon by the SEC relating to disclosures contained in any Marathon SEC Report. There has been no change in Marathon’s accounting policies except as described in the notes to the Marathon Financial Statements.

7.8.           Except as set forth in Schedule 7.8, since December 31, 2012, the operations and business of Marathon have been conducted in all material respects only in the ordinary course of business consistent with past practices, Marathon has not entered into any transaction which was not in the ordinary course of its business and there has not been: (i) any material change in the assets, liabilities, financial condition or operating results of Marathon from those reflected in the Marathon Financial Statements; (ii) any damage, destruction or loss, whether or not covered by insurance, to any of the material assets, properties, financial condition, operating results, prospects or business of Marathon (as such business is presently conducted and as it is presently proposed to be conducted); (iii) any waiver or compromise by Marathon of a valuable right or of a material debt owed to it; (iv) any satisfaction or discharge of any security interest; (v) any change or amendment to a material contract or arrangement by which Marathon or any of its assets or properties are bound or subject; (vi) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of Marathon; (vii) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intellectual property or intangible assets of Marathon; (viii) any resignation or termination of employment of any officer or key employee of Marathon; (ix) any change in the accounting methods or accounting principles or practices employed by Marathon; (x) any receipt of written notice that there has been a loss of, or material order cancellation by, any major customer of Marathon; (xi) any mortgage, pledge, transfer of a security interest in, or security interest, created by Marathon, with respect to any of its material properties or assets, except liens for taxes not yet due or payable; (xii) any loans or guarantees made by Marathon to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; (xiii) any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of Marathon, as such business is presently conducted; (xiv) any failure of Marathon to pay its debts as they come due; or (xv) any commitment to do any of the foregoing.

7.9.           Neither Marathon nor the Purchaser is in default and neither the execution and delivery of the Transaction Documents nor compliance by Marathon and the Purchaser with the terms and provisions hereof and thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Marathon Corporate Governance Documents, the Purchaser’s corporate governance documents or (ii) any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which Marathon and/or the Purchaser is a party or by which it or any of its property is bound, or (iii) any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality in any country in which Marathon or the Purchaser conducts business. Such execution, delivery and compliance with the Transaction Documents will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of Marathon or the Purchaser, or (b) except for compliance with any applicable requirements under the Securities Act, the Exchange Act and any requirements of the Over-the-Counter Bulletin Board (“OTCBB”), no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body or any other Person is required by or with respect to Marathon or the Purchaser in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, which consent or approval has not heretofore been obtained or will be obtained by Closing. To the knowledge of Marathon, no third party is in default under any agreement, contract or other instrument or document to which Marathon or the Purchaser is a party. To the knowledge of Marathon, neither Marathon nor the Purchaser is a party to or bound by any order, judgment, decree or award of any Governmental Body.

7.10.            No action, proceeding or governmental inquiry or investigation is pending or, to the knowledge of Marathon, threatened against Marathon or any of their respective officers, directors or employees (in their capacity as such or as shareholders, if applicable), or against any of Marathon’s  properties, including, without limitation, assets, licenses and rights transferred to Marathon under any written agreement or other binding undertaking, or with regard to Marathon’s business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor does Marathon believe that there is any basis for the foregoing.

8.	Survival; Indemnification; Limitation of Liability; No Consequential Damages;

8.1.           The representations and warranties of each Party hereunder shall survive the Closing and remain in effect for a period of one (1) year thereafter.

8.2.           Indemnification. The Sellers, on behalf of themselves and the Company (but only with respect to acts or omissions of the Company prior to Closing) on the one side and the Purchaser and Marathon on the other side (as applicable, the “Indemnifying Party”) agree to indemnify and hold harmless the Parties of the other side and their respective Affiliates (as applicable, the “Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon (a) any breach of any of such Party’s representations or warranties herein, misrepresentation or warranty or breach or failure by the Indemnifying Party to comply with any covenants or agreement made by it herein, in the other Transaction Documents or in any other document furnished by it to any of the foregoing in connection with this transaction and (b) any action for securities law violations instituted by an Indemnifying Party which is finally resolved by judgment against such Indemnifying Party.

8.3.           Mechanics of Indemnification. Whenever any claim arises for indemnification under this Agreement or an event which may result in a claim for such indemnification has occurred, the Indemnified Party(ies) will promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. The Indemnifying Party shall have the obligation to dispute and defend all such Third Party claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, provided that the Indemnified Parties shall have the right to participate in such defense at their own expense, unless the Indemnified Parties require their own attorney due to a conflict of interest, in which case, the expense of a single law firm acceptable to such Indemnified Party will be borne by the Indemnifying Party. The Indemnified Parties shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim at the cost of the Indemnifying Party. If the Indemnifying Party fails to take action within thirty (30) days of notice, then the Indemnified Parties shall have the right to pay, compromise or defend any third party claim, such costs to be borne by the Indemnifying Party. The Indemnified Parties shall also have the right and upon delivery of ten (10) days advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the Third Party claim by the Indemnifying Party, and any reasonable expenses incurred by the Indemnified Parties so acting shall be paid by the Indemnifying Party. The Indemnifying Party will not settle or compromise any Third Party claim without the prior written consent of the Indemnified Parties, not to be unreasonably withheld.

8.4.           Marathon Indemnification. Marathon and Company shall indemnify and hold the Sellers harmless with respect to any loss, expense, cost, damage and settlement (collectively, “Indemnified Expenses”) caused to Sellers as a result of Marathon’s the Company or its Affiliates’ actions or omissions with respect to the Patents following the Closing Date, provided Sellers are not determined to responsible for such actions as a result of their fraud, intentional misconduct or gross negligence. In particular, in the event that the enforcement or other activities with the Patents results in litigation or other dispute resolution processes with one or more Third Parties, with one or both of the Sellers being required to be involved (e.g., being added as a party to the process, even if such joinder is improper, or being subject to Third Party discovery requests), Marathon and the Company shall, at Sellers’ request, indemnify Sellers all of Sellers’ Indemnified Expenses arising from that involvement.

8.5.           Limitation of Liability.  SELLERS’ TOTAL LIABILITY UNDER THE TRANSACTION DOCUMENTS WILL NOT EXCEED THE CASH CLOSING CONSIDERATION RECEIVED BY SELLER HEREUNDER. THE PARTIES ACKNOWLEDGE THAT THIS LIMITATION ON POTENTIAL LIABILITIES WAS AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THE TRANSACTION DOCUMENTS.

8.6.           Limitation on Consequential Damages.  NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS EMPLOYEES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.	Miscellaneous

9.1.           Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of the Transaction Documents and the intentions of the Parties as reflected thereby.

9.2.           Governing Law; Arbitration; Prevailing Party.  This Agreement and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Collateral Agreements will be construed in accordance with and governed by the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof, unless otherwise specified in such Collateral Agreement.  Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Agreement, shall be resolved exclusively by arbitration.  The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association.  The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by each of Seller and Buyer and the third arbitrator to be selected by the arbitrators selected by the Parties.  The Parties agree to be (a) subject to the exclusive jurisdiction and venue of the arbitration in the Eastern District of Texas (b) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (c) subject to the jurisdiction of both of the federal courts of the United States of America or the courts sitting in the Eastern District in the State of Texas for the purpose of confirmation and enforcement of any award.  The prevailing party in any arbitration shall be entitled to recover its costs and expenses (including attorney’s fees and expenses) from the non-prevailing party.

9.3.           Limitations on Assignment.  Except as expressly permitted in this Section, none of Marathon, Purchaser, nor the Company may grant or assign any rights or delegate any duties under this Agreement to any Third Party (including by way of a “change in control”) without the prior written consent of Granicus.   Notwithstanding the foregoing, Marathon, the Purchaser or the Company shall be permitted to transfer or assign (i) the Patents; (ii) a majority of the Interests; or (iii) its respective rights, interests and obligations under this Agreement, as applicable, without Sellers’ prior written consent as part of a sale, transfer, or spin-off of all or substantially all of its business, equity to, or a change in control transaction with a Third Party acquirer (an “M&A Transaction”, and an “Acquirer,” respectively); provided that (a) such transfer or assignment is subject to all of the terms and conditions of this Agreement; and (ii) such Acquirer executes a written undertaking towards Sellers agreeing to be bound by all of the terms and conditions of this Agreement with respect to the rights being transferred or assigned.  Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the Parties hereto.

9.4.           This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled. Any term of this Agreement may be amended only with the written consent of all Parties thereto. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against which such waiver is sought.

9.5.           All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be faxed, emailed or mailed by registered or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth above; or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision. Any notice sent in accordance with this Section shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if by air courier two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via facsimile or email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

9.6.           No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

COMPANY:
TQP DEVELOPMENT, LLC

By:           _______________________
Name:      _______________________
Title:        _______________________
Date:        _______________________

SELLERS:	GRANICUS IP, LLC

By:           _______________________
Name:      _______________________
Title:        _______________________
Date:        _______________________

THE SPANGENBERG FAMILY FOUNDATION FOR THE BENEFIT OF CHILDREN’S HEALTHCARE AND EDUCATION

By:           _______________________
Name:      _______________________
Title:        _______________________
Date:        _______________________

PURCHASER:	TQP ACQUISITION CORP.

By:           _______________________
Name:      _______________________
Title:        _______________________
Date:        _______________________

MARATHON:	MARATHON PATENT GROUP, INC.

By:           _______________________
Name:      _______________________
Title:        _______________________
Date:        _______________________